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                                  EXHIBIT 99.1




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                                                                  EXHIBIT 99.1



                                                                    NEWS RELEASE
[PGA Letterhead]

FOR IMMEDIATE RELEASE                         Contact:  Mr. Ken R. Bramlett, Jr.
                                                        Senior Vice President
                                                        (704) 442-5100



                        PERSONNEL GROUP OF AMERICA, INC.
                   ANNOUNCES TERMS OF $100 MILLION FINANCING


CHARLOTTE, NC (June 18, 1997) - Personnel Group of America, Inc. (NYSE:PGA) today announced that it has successfully placed $100 million of convertible subordinated notes in a private placement under Rule 144A. The offering consists of convertible subordinated notes due 2004, with a coupon of 5.75%. The notes will be convertible into the Company's common stock at an initial conversion price of $35.625 per share. The offering is expected to close on June 23, 1997.

The Company intends to use all of the net proceeds from the financing to repay indebtedness outstanding under its bank credit facilities.

The notes are not registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the U.S. absent registration under such Act and applicable state securities laws or in reliance on available exemptions from such registration requirements.

Personnel Group of America, Inc. provides a full spectrum of information technology staffing and consulting services, commercial staffing services and health care staffing services. PGA operates through 197 offices in 37 states and the District of Columbia. Its Information Technology Division is comprised of nine companies; its Commercial Staffing Division is comprised of 13 companies; and its Health Care Services Division operates exclusively under the Nursefinders brand.

     Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or condition of the Company are fluctuations in the economy, the degree and nature of competition, demand for the Company's services, changes in laws and regulations affecting the Company's business, the Company's ability to complete acquisitions and integrate the operations of acquired businesses, to recruit and place temporary professionals, to expand into new markets, and to maintain profit margins in the face of pricing pressures and numerous other factors discussed in PGA's filings with the Securities and Exchange Commission.



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